Exhibit 99.M.2

Exhibit A

YieldShares High Income ETF

(formerly known as Sustainable North American Oil Sands ETF)

FLAG-Forensic Accounting Long-Short ETF

(formerly known as WeatherStorm Forensic Accounting Long-Short ETF)

ROBO GlobalTM Robotics and Automation Index ETF

(formerly known as ROBO-STOXTM Global Robotics and Automation Index ETF)

Hull Tactical US ETF

EMQQ The Emerging Markets Internet & EcommerceTM ETF

REX Gold Hedged S&P 500 ETF

REX VolMAXXTM Long VIX Weekly Futures Strategy ETF

REX VolMAXXTM Inverse VIX Weekly Futures Strategy ETF

ETF Industry Exposure & Financial Service ETF

Bernstein U.S. Research Fund

Bernstein Global Research Fund

Innovation Shares NextGen Protocol ETF

Innovation Shares NextGen Vehicles & Technology ETF

Vesper U.S. Large Cap Short-Term Reversal Strategy ETF